ALLIANCEBERNSTEIN INVESTMENTS, INC.
                           1345 Avenue of the Americas
                              New York, N.Y. 10105
                                 (212) 969-2155



                                                 October 31, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

         Re: AllianceBernstein International Research Growth Fund, Inc. File Nos. 333-41375 and 811-08527


Dear Sir or Madam:

     We have acted as counsel to AllianceBernstein International Research Growth Fund, Inc. (the "Fund") in connection with the preparation of Post-Effective Amendment No. 19 to the Fund's Registration Statement on Form N-1A.

     In my view, the above-described Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                                 Sincerely,


                                                 /s/   Andrew L. Gangolf
                                                 ----------------------------
                                                       Andrew L. Gangolf
                                                       Senior Vice President
                                                       and Assistant General
                                                       Counsel

SK 00250 0157 711292